VIRGINIA MINES INC. NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the “Meeting”) of Virginia Mines Inc. (the “Corporation”) will be held in the Dufour Room of the Clarendon Hotel, 57 Ste-Anne Street, Québec City, Québec, on Wednesday June 27, 2012, at 10:00 a.m. (Quebec time) for the following purposes:

1.

to receive and consider the financial statements of the Corporation for the year ended February 29, 2012 together with the auditors’ report;

2.

to elect the directors;

3.

to appoint the auditors and authorize the Board of Directors to fix the auditors’ remuneration; and

4.

to transact such other business that may properly come before the Meeting.

Québec City, May 28, 2012

By order of the Board of Directors
/s/ André Gaumond
André Gaumond President and Chief Executive Officer

Since it is desirable that as many shares as possible be represented and voted at the Meeting, the shareholder who is unable to attend the Meeting in person is urged to complete and return the enclosed proxy form.